Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement of American Apparel, Inc. on Form S-4 (File No. 333-190767) of our report dated March 5, 2013, except for Note 19 as to which the date is August 21, 2013 with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of American Apparel, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010 and our report dated March 5, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of American Apparel, Inc. as of December 31, 2012  appearing in American Apparel Inc.’s Current Report on Form 8-K dated August 21, 2013. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Melville, NY

September 18, 2013